                                                               Filed Pursuant to
                                                         Rule 424 (b)(3) and (c)
                                                               File No.333-69812

                            ASYST TECHNOLOGIES, INC.

                                   $86,250,000

      5 3/4% CONVERTIBLE SUBORDINATED NOTES DUE JULY 3, 2008 AND SHARES OF
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                         -------------------------------

     This prospectus supplement should be read in conjunction with the prospectus dated October 18, 2001, which is to be delivered with this prospectus supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.

                         -------------------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         -------------------------------

     The table and related notes, and the paragraph immediately following the table and related notes, appearing in the prospectus under the heading "Selling Securityholders" is superseded by the following table and related notes, and the following paragraph immediately following the table and related notes:

                                                                                    PRINCIPAL
                                       PRINCIPAL                                    AMOUNT OF        COMMON
                                       AMOUNT OF                                      NOTES           STOCK
                                        NOTES           COMMON                        OWNED           OWNED
                                     BENEFICIALLY       STOCK        COMMON           AFTER           AFTER
                                       OWNED AND     BENEFICIALLY     STOCK        COMPLETION      COMPLETION
                                      OFFERED(1)       OWNED (2)     OFFERED       OF OFFERING     OF OFFERING
                                   ----------------  ------------  ------------  ---------------  -------------
NAME
----
AIG Soundshore Holdings Ltd.         $1,570,000         103,426           103,426       --              --

AIG Soundshore Opportunity Holding
Fund Ltd.                             1,893,000         124,704           124,704       --              --

AIG Soundshore Strategic Holding
Fund Ltd.                               537,000          35,375            35,375       --              --

Alexandra Global Investment Fund 1
LTD.                                  3,450,000         227,273           227,273

Amaranth LLC                          5,000,000         329,381           329,381       --              --

American Samoa Government                22,000           1,449             1,449       --              --

Argent Classic Convertible Arbitrage
Fund (Bermuda) Ltd.                     500,000          32,938            32,938       --              --

Argent Convertible Arbitrage Fund
Ltd.                                  2,000,000         131,752           131,752       --              --

Barclays Capital Securities Ltd.        350,000          23,057            23,057       --              --

BNP Paribas Equity Strategies, SNC    2,000,000         158,649(3)        131,752       --          26,897

BP Amoco PLC, Master Trust             610,000          40,184            40,184       --              --

Campbell Corporation                    133,000           8,762             8,762       --              --

CooperNeff Convertible Strategies
Fund, L.P.                              300,000          19,763            19,763       --              --

Deutsche Banc Alex Brown Inc.         4,368,000         287,747           287,747       --              --

The Estate of James Campbell            102,000           6,719             6,719       --              --

First Union National Bank             8,500,000         559,947           559,947       --              --

HFR Zazove Master Trust                 500,000          32,938            32,938       --              --

Highbridge International LLC          6,500,000         428,195           428,195       --              --

J.P. Morgan Securities, Inc.          5,000,000         329,381           329,381       --              --

Kentfield Trading LTD.                5,632,000         371,014           371,014       --              --

R2 Investments, LDC                   4,000,000         263,505           263,505       --              --

San Diego County Employees
Retirement Association                1,000,000          65,876            65,876       --              --

Sturgeon Limited                         46,000           3,030             3,030       --              --

Susquehana Capital Group              3,750,000         247,036           247,036       --              --

UBS AG London Branch                 25,500,000       1,679,842         1,679,842       --              --

Zazove Hedged Convertible Fund,       1,000,000          65,876            65,876       --              --

                                       1.

L.P.

Zurich Institutional Benchmarks     $  133,000         8,762           8,762         --           --

Zurich Institutional Benchmarks
Master Fund Ltd.                     1,000,000        65,876          65,876         --           --


(1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2) Unless otherwise noted, represents shares of common stock issuable upon conversion of notes.

(3) Includes 26,897 shares of common stock beneficially owned prior to the offering.

     No selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. All of the notes were "restricted securities" under the Securities Act prior to this registration.



          The date of this prospectus supplement is October 26, 2001.

                                       2.